Exhibit 99.1

FNBH Bancorp, Inc. of Howell, Michigan

Announces Private Placement of $12 Million of

Series A Convertible Perpetual Preferred Stock

HOWELL, Michigan – June 10, 2010 – FNBH Bancorp, Inc. of Howell, Michigan (the "Company"), announced that it is offering $12 million to $18 million of its Series A Convertible Perpetual Preferred Stock to accredited investors in a private placement transaction.

The securities to be offered consist of 12,000 to 18,000 shares of the Company's Series A Convertible Perpetual Preferred Stock with a liquidation value of $1,000 per share.  The shares will not pay a dividend and will be convertible into shares of the Company's common stock at an initial conversion price of $.50 per share of common stock.  The offering will not be closed unless and until a minimum of $12 million in subscription funds have been received by the Company.  The proceeds of the offering are intended to provide additional capital to the Company and its wholly owned bank subsidiary, First National Bank in Howell, and for other general corporate purposes.

The offering will be made only to accredited investors within the meaning of Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Securities Act").

As announced at this year's Annual Meeting of Shareholders, the Company has received preliminary subscription agreements from its directors and executive officers to purchase $5.6 million of the securities being offered.

The offer and sale by the Company of the preferred stock and the common stock issuable upon conversion of the preferred stock will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This announcement is issued pursuant to Rule 135c under the Securities Act and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.